Exhibit 99.1

PRESS RELEASE

BUSINESS AND FINANCIAL EDITORS	STANLEY R. ZAX

FOR IMMEDIATE RELEASE

Chairman & President

818-713-1000

LEON E. PANETTA RESIGNS FROM ZENITH’S BOARD OF DIRECTORS; JEROME L. COBEN APPOINTED AS HIS REPLACEMENT

WOODLAND HILLS, CALIFORNIA, February 6, 2009  ..  .  .  ..  .  .  ..  .  .  ..  .  .  ..  .  .

Zenith National Insurance Corp. (NYSE: ZNT) announced today that Leon E. Panetta has resigned from its Board of Directors effective February 2, 2009 in order to accept appointment as Director of the Central Intelligence Agency.  He had served on Zenith’s Board since 2000 and was a member of the Audit Committee and the Nominating and Corporate Governance Committee.

Jerome L. Coben was appointed to Zenith’s Board to replace Mr. Panetta.  Mr. Coben will serve on the Audit Committee and the Healthcare Committee of the Board.

For the past twenty five years until his retirement at the end of 2008, Mr. Coben was a founding partner and a former head of the Los Angeles office of Skadden, Arps, Slate, Meagher & Flom LLP.  He is currently a partner with Zeughauser Group, a firm that provides consulting services to the legal profession.

Zenith is a property-casualty insurance organization with headquarters in Woodland Hills, California.  Through its insurance subsidiaries, Zenith provides workers’ compensation insurance nationally.